Exhibit 13

Greenfield Robotics is taking reservations for a possible, upcoming round. Indicate interest today.

The End of Herbicides is **Autonomous.**

Reserve Now

This Reg A Test the Waters offering is made available through StartEngine Primary, LLC, a member of FINRA/SIPC. This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment.

OVERVIEW ABOUT UPDATES REWARDS DISCUSSION INVESTING FAQS

WHY INVEST

Built by Farmers. Backed by Industry. Ready to Scale

Founded by a third-generation Kansas farmer, Greenfield Robotics is building autonomous robots to remove chemicals in agriculture. Manufactured with Amity Technology and already deployed on farms across 16 states, Greenfield is scaling robotics assembled in America for the future of farming.

Since our last raise closed in February, we built and delivered every 2026 robot. We launched a voice and text app so farmers can monitor and control their robots from a phone, and added territory leaders in four regions. We're raising now to scale manufacturing, grow the team, and build the next version of the platform.

01 Removing Toxic Chemicals from Food

Protecting farmers, improving soil health, and producing cleaner food will define the future of agriculture.

02 By Farmers, For Farmers

Built by farmers and engineers who know the field, for farmers who work it every day.

03 Last Round Was Oversubscribed

Join 2,600+ investors backing agricultural automation aimed at reducing input costs, minimizing chemical use, and improving farm-level productivity.

04 USA Manufacturing with an Industry Legend

Partnering with Amity Technology strengthens manufacturing capacity, accelerates deployment, and grounds the technology in decades of real-world ag machinery experience.

05 Deployed on Commercial Farms

Deployed on commercial farms across 16 states, including regenerative agriculture trials with Rodale Institute.

06 Large-Scale Market Shift

Agriculture is undergoing a structural shift toward automation and more efficient field operations, unlocking a multi-billion-dollar opportunity.

ON THE NATIONAL STAGE

Standing with the People Reshaping American Food

Recently, Clint Brauer and Robot #103 traveled to Bandera, Texas for American Regeneration, the invitation-only summit hosted by Acres USA. Clint shared the stage with the Secretary of the U.S. Department of Health and Human Services, RFK Jr., and other leaders working to change how America grows its food.

Neither the event or HHS's participation in this event does not constitute an endorsement of the offering.

"We should incentivize transitions to regenerative and no-till agriculture and to less chemically intensive agriculture."

Reserve Now

PREVIOUSLY CROWDFUNDED
$4,940,606.72

RESERVED
$217,090.02

RESERVATIONS
142

Robert F. Kennedy Jr.
United States Secretary of Health and Human Services

FIELD RESULTS

Partners and Farms Using BOTONY™ Today.

RODALE INSTITUTE

The organization that defined modern organic standards worldwide purchased a BOTONY™ robot for the 2026 season.

2026 SEASON DEPLOYED | **0** TOXIC HERBICIDES USE | **80+ Years** ORGANIC LEADERSHIP

WHOLE FOODS MARKET

Sweet corn grown using BOTONY™ robots reached Whole Foods store shelves — commercial produce, grown at retail.

Shelves STOCKED 2025 | **Sweet Corn** CROP TYPE | **1st** ROBOT-WEEDED LABEL

CHIPOTLE

Chipotle invested through its Cultivate Next venture fund as part of its broader strategy to technologies focused on regenerative agriculture and reducing chemical inputs in farming.

Invested BACKED THE COMPANY | **3,500+** RESTAURANTS | **$30B+** MARKET CAP

MKC

Regional co-op with 11,000 member farmers invested and onboarded BOTONY™ as a trial fleet service across member operations.

11,000 MEMBER FARMERS | **Invested** BACKED THE COMPANY | **Kansas** REGIONAL REACH

GRAND FARM

We're running trials with the top USDA appointed AgTech testing and validation facility to test our latest robots.

Validation PARTNERSHIP LIVE | **Fargo, ND** DEMO SITE | **Agtech** INDUSTRY HUB

MISSOURI SOYBEANS

Onboarded as a field trial partner across Missouri's soybean growing regions — broadening BOTONY™ reach into row crops.

Soybeans CROP FOCUS | **Missouri** STATE REACH | **Distribution** PARTNER ROLE

Designed and Assembled in the USA

We started in a family barn in Kansas and built our first systems through constant field iteration. Today, we are manufacturing with established partners and deploying across commercial farms in multiple states.

USA MANUFACTURING PARTNER

Backed by Ag Manufacturing Pioneer Howard Dahl

Third-generation agricultural manufacturing leader Howard Dahl brings decades of innovation, operational expertise, and industry credibility to Greenfield Robotics as both a manufacturing partner and investor.

Through Amity Technology, Dahl helped pioneer modern no-till seeding equipment and build one of the most respected agricultural machinery companies in North America. We believe his partnership strengthens Greenfield Robotics' ability to scale durable, field-ready autonomous systems.

Founder Clint Brauer
Interviews Ag Legend
Howard Dahl

Howard Dahl is an investor in Greenfield Robotics and his views expressed do not constitute a recommendation to purchase or sell any securities

"I have the privilege of being a part of something that is moving in a direction that I like"
Howard Dahl

PRODUCT VALIDATION

Grand Farm Joins the USDA's New National AgTech Network

Watch interview with John Mann, Grand Farm Startup & Investor Program Manager

CLINT BRAUER
JOHN MANN

We're Validating Our System with the #1 USDA Appointed AgTech Testing Facility in the USA

The USDA recently launched the National Proving Grounds Network for AgTech, a program that puts new farm technology through serious field testing. For robotics validation, they picked one site: Grand Farm in North Dakota.

That is where Greenfield's BOTONY™ robots are running this season.

The trials cover a full farming cycle with zero chemical herbicides:

- Terminating cover crops mechanically
- Building a mulch layer that suppresses weeds and protects soil
- Planting directly into the mulched field
- Measuring soil health, weed control, and yield

Grand Farm is one of the few places in U.S. agriculture where robotics, real-world farming conditions, and institutional validation all intersect in one structured environment.

REVENUE

Passed $1 Million cumulative

Past $1M in sales in 2026 delivery contracts.*

FLEET

82 robots committed

2026 sold out. 2027 reservations now open. Deployed across 16 states.

MANUFACTURING

Amity Technology formalized

Amity Technology formalized

Howard Dahl's team is now a manufacturing partner in North Dakota, backed by a $500K state grant.

COMMERCIAL

Whole Foods on the Shelf

Sweet corn grown with BOTONY™ robots shipped to Whole Foods stores.

VALIDATION

Rodale Institute bought one

The organization that defined modern organic standards worldwide purchased a BOTONY™ robot for 2026.

PARTNERSHIPS

Academic & Field Trial Partners

Onboarded respected validation partners. Strong reception at Autonomous Nation demo.

*Signed 2026 delivery contracts represent executed customer agreements but do not constitute recognized revenue. There is no assurance contracted deliveries will occur as planned.

VOICE CONTROLLED

Meets a Farmer's New Teammate

Our robots are voice and text controlled, and farmers can even name them. This enables farmers to easily control their fleet and get real time updates.

A phone-controlled app makes BOTONY™ significantly more practical for real-world farming by putting control in the farmer's pocket instead of requiring specialized interfaces or in-field operators. Farmers can deploy, monitor, and adjust autonomous operations remotely in real time, fitting naturally into how they already manage large, mobile, day-to-day workflows.

Farmers can even get a live feed and images straight from any bot in their fleet.

YOU BOUGHT IT. YOU FIX IT.
WE TRAIN FARMERS
TO REPAIR THEIR ROBOT.

FARMER INDEPENDENCE

We Believe in the Right to Repair

We believe farmers should never be held hostage by repair delays or closed systems.

With our robots, when something needs attention, it can be repaired and replaced quickly in the field with basic tools and clear access to components.

Farmers, with simple training, can easily repair the bots before they arrive on the farm, so they know exactly what needs to be done to keep their fleet active in the fields.

THE PROBLEM

The Hidden Cost of Herbicides

Farmers were sold efficiency. The cost showed up in their families, their land, and their communities.

$39.5 Billion
Global Herbicide Market
Projected to grow to $55.8B by 2030

$187.5 Million
Paid in Parkinson's Settlements
Paraquat cases — thousands more pending

Decades
Manufacturers Knew the Risks
Internal documents now public

OUR ORIGIN STORY

Built for the Man Who Taught Him to Farm

Tony Brauer farmed in Kansas. He sprayed what every farmer around him sprayed.

Roundup. Paraquat. The stuff sold by the gallon at every co-op in the country. Then his hands started shaking. **Parkinson's took the rest, slowly.**

Clint watched his father's body fail him. He read studies that he believed linked long-term herbicide exposure to the disease. He saw the more than 6,000 lawsuits filed against paraquat manufacturers, many by farmers and farm families who believed the chemical contributed to Parkinson's. And he made a decision. He believed no son should have to watch this happen to his dad if another way existed. So he built one.

The flagship robot is called BOTONY™. Look at the letters: T-O-N-Y. It's named for Tony Brauer, the man who taught Clint how to farm and whose experience shaped Clint's mission. Every BOTONY™ that rolls into a field carries his name. Every acre managed without chemical drift is worked in his memory.

Greenfield exists to eliminate herbicides from agriculture by giving growers a scalable alternative to chemical weed control – helping move the industry toward a safer, healthier, more regenerative future.

WHOLE FOODS
MARKET

ROBOT WEEDED

Clean Food Starts in the Field

Most farmers don't want to spray—they rely on glyphosate because it is the most cost-effective, predictable way to control weeds.

Now there is a new option. Autonomous systems can replace the need to spray, giving farmers a way to manage weeds without relying on chemical inputs while maintaining the scale, speed, and precision modern farming requires.

Every robot we deploy moves us closer to our mission of removing toxic chemicals from the food supply.

OUR SOLUTION

One Platform. Multiple Operations.

BOTONY™ is an autonomous field system that uses computer vision to deliver mechanical weed control at commercial scale.

What begins with between row, herbicide-free weeding is expanding into a broader field operations platform for commercial agriculture. The system is designed to perform multiple tasks across the crop cycle.

How it Works

Step 01
Map
Drone mapping creates a precision layout of every row

Step 02
Deploy
BOTONY™ robots are placed and given assignments

Step 03
Operate
Robots work using sensors, cameras, and GPS

Step 04
Monitor
Monitor and manage field operations in real time via mobile app

1
2
3
4
5
6

OPERATING ACROSS
16 U.S. STATES
IN 2026

EXPANDING COMMERCIAL DEPLOYMENTS ACROSS DIVERSE CROP ENVIRONMENTS

MARKET OPPORTUNITY

The Agricultural Robotics Market is Projected to Increase by 3X by 2030.

A global shift toward precision agriculture is accelerating adoption of autonomous systems across diverse farming environments.

Farmers are facing rising input costs, herbicide resistance, and increasing pressure to reduce chemical use while maintaining large-scale production efficiency.

Autonomous farming is moving from concept to deployment. What was once experimental can now operate across acreage at commercial scale, opening the door for a new generation of field systems built around precision, efficiency, and reduced chemical dependence.

WHAT THEY'RE SAYING

Investor and Farmer Voices.

We see it as a long-term investment. This isn't a gimmick — it's a management tool that works.

Travis Wilson
Farmer, Kansas
BOTONY™ CUSTOMER

When you see those robots running, you realize this is how we keep farming sustainable.

Angela Knuth
Farmer · Investor, Nebraska
FARMER · INVESTOR

Our weed problem disappeared. But what we gained was soil life and freedom from chemicals.

Kyle Gieb
Farmer, Missouri
BOTONY™ CUSTOMER

TEAM

Clint Brauer • Founder, Head of Product, Sales & Marketing
Third-generation regenerative farmer. Data science pioneer at Sony; launched e-book systems in North America. Built a regenerative ingredient supply chain for Canidae.

Nandan Kalle • CEO, Chairman, COO, CFO
Ran Belkin's $250M WiFi business. Launched Linksys's $100M B2B division from the ground up. Shipped tens of millions of devices worldwide.

Steven Gentner • Co-Founder & CTO
Built RoboRealm, a machine vision toolkit used by Microsoft, JPL, and Lockheed. Successful exit as Founder at Crownpeak. Also worked at Unilever, Toyota, and Nestlé.

Operational Leadership Team

Nakita DiGuardi
Head of Marketing

Royce Steinert
Head of Hardware

Seema Gupta
Head of Supply Chain Operations

Dolly Singh
Chief Talent Officer

Vladimir F
Dir

STATEMENT IS FILED AND ONLY THROUGH AN INTERMEDIARY'S PLATFORM. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST.

ABOUT

HEADQUARTERS

WEBSITE

Updates on Campaign Website

Just a few years ago, Greenfield Robotics was **building prototypes in a small shed** on Clint Brauer's Kansas farm. Today, we are assembling production robots in a **dedicated manufacturing facility** and preparing them for **deployment** across multiple states.

We're proud to announce that every robot scheduled for delivery in the 2026 season has now been built and completed.

This year's fleet incorporates **significant upgrades** developed through years of field experience, including:

*** Improved track systems**

*** Voice-control capabilities**

*** Enhanced drive systems**

*** New feeler technology**

*** Additional reliability and performance improvements throughout the platform**

Each improvement was driven by one goal: **helping farmers operate more efficiently while reducing reliance on chemical herbicides**.

Today, the robots are **built**. upgrades are **complete**. Now it's time to put them to **work.**

Are you ready to rise with us?

Updates on Campaign Website

We Train Farmers To Fix Their Robots

YOU BOUGHT IT. YOU FIX IT.
WE TRAIN FARMERS
TO REPAIR THEIR ROBOT.
GREENFIELD ROBOTICS

We Believe in the Right to Repair

We believe farmers should **never be held hostage** by repair delays or closed systems.

With our robots, when something needs attention, it can be repaired or replaced quickly in the field with basic tools and clear access to components.*

Farmers, with **simple training**, can easily repair the bots before they arrive on the farm, so they know exactly what needs to be done to keep their fleet active in the fields.

INTERESTED IN LEARNING MORE?

Weeds.

GREENFIELD ROBOTICS

What happens when autonomous robots show up in 16 states with participating farmers ready to manage weeds without herbicides?

WE'RE ABOUT TO FIND OUT.

We're proud to share that the **2026 BOTONY™ fleet has been deployed** and is now positioned on farms across the country for the growing season ahead.

Over the coming weeks, these systems will be operating on real farms, **helping growers manage weeds** through mechanical and autonomous methods.

For our team, this represents **years of development, testing, manufacturing, and farmer collaboration** coming to life in the field.

THE SEASON BEGINS NOW!

Take a closer look at what we're building through our current Test the Waters campaign.

BOTONY™ Heads to Grand Farm

GREENFIELD ROBOTICS

Greenfield Robotics is pleased to share that **BOTONY™ autonomous field robots** are participating in field evaluations at **Grand Farm in North Dakota** during the 2026 growing season.

Grand Farm is part of the USDA-supported National Proving Grounds Network for AgTech, an initiative designed to evaluate emerging agricultural technologies under real-world farming conditions.

During the season, **BOTONY™ systems** will participate in a **complete farming cycle** that includes:

- Mechanical cover crop termination
- Creation of a weed-suppressing mulch layer
- Planting into the mulched field environment
- Collection of field performance data throughout the season

The work is intended to help **evaluate agronomic outcomes**, **operational performance**, and field-level observations under commercial farming conditions.

For Greenfield Robotics, participation represents another opportunity to continue advancing autonomous approaches to weed management and regenerative agriculture.

If you'd like to follow our progress and learn more about our potential upcoming Regulation A+ offering, you can reserve your place during our current Test the Waters campaign.

Campaign Website (Video Scripts):

VIDEO - MAIN

00:00:00:00 - 00:00:07:23

Unknown

The way that I got into this was my dad got Parkinson's. And so I came back to Kansas and given a little more research,

00:00:08:01 - 00:00:09:11

Unknown

came from farm chemicals.

00:00:09:11 - 00:00:11:06

Unknown

It was very likely.

00:00:11:08 - 00:00:13:00

Unknown

so that began the quest to.

00:00:13:00 - 00:00:14:15

Unknown

why don't we grow organically

00:00:14:17 - 00:00:18:09

Unknown

then became the quest of let's get chemicals out of agriculture

00:00:18:09 - 00:00:19:23

Unknown

everywhere, on every front.

00:00:20:00 - 00:00:21:10

Unknown

Our mission at green tilts

00:00:21:11 - 00:00:28:02

Unknown

pretty straight ahead and to get chemicals out of food and agriculture. So it starts with the field and it goes all the way to grocery stores eventually.

00:00:28:02 - 00:00:30:05

Unknown

There are billions of acres

00:00:30:05 - 00:00:31:07

Unknown

around the

00:00:31:09 - 00:00:34:06

Unknown

And almost all of those chemicals going on

00:00:34:09 - 00:00:36:05

Unknown

the chemical load is massive

Video Scripts - 2

00:00:36:06 - 00:00:37:09

Unknown

it suppresses human

00:00:37:15 - 00:00:40:06

Unknown

health and it suppresses soil health.

00:00:40:06 - 00:00:44:10

Unknown

And the idea that we're going to micro spray and micro dose is also absurd.

00:00:44:15 - 00:00:46:06

Unknown

everything starts with plants.

00:00:46:08 - 00:00:48:16

Unknown

How you meet those animals?

00:00:48:18 - 00:00:50:02

Unknown

if we take care of the plants

Video Scripts - 3

00:00:50:04 - 00:00:52:18

Unknown

then we're taking care of business.

00:00:52:21 - 00:00:56:23

Unknown

And that is all based on the concept of regenerative agriculture.

00:00:57:01 - 00:00:58:00

Unknown

don't till the

00:00:58:02 - 00:01:01:21

Unknown

you vary what you're growing in long crop rotations use cover crops

00:01:02:00 - 00:01:06:02

Unknown

And our robots are designed to make that system flourish

00:01:06:05 - 00:01:09:00

Unknown

and to make it scale faster

00:01:09:01 - 00:01:10:18

Unknown

and to also eliminate

Video Scripts - 4

00:01:10:22 - 00:01:13:01

Unknown

its current Achilles heel, which is herbicides.

00:01:13:03 - 00:01:18:05

Unknown

In terms of achievements with Greenfield, I think we're the best in the world of what we do. And I don't think anyone's particularly close.

00:01:18:06 - 00:01:20:22

Unknown

No one else can run a ton of robots in the fields

00:01:20:23 - 00:01:22:14

Unknown

We've been doing it for five

00:01:22:16 - 00:01:24:20

Unknown

No one else has gone through four different Com systems

00:01:25:00 - 00:01:26:18

Unknown

We're doing it in 16 states,

00:01:26:21 - 00:01:28:20

Unknown

And we're on the big fields. We're not in

Video Scripts - 5

00:01:28:21 - 00:01:33:20

Unknown

little tiny fields running around with make believe acres. We're doing massive amounts of acres

00:01:34:00 - 00:01:36:18

Unknown

in large fields, and we're eliminating real chemicals,

00:01:36:18 - 00:01:38:18

Unknown

our impact is beyond anybody's.

00:01:38:20 - 00:01:39:08

Unknown

We have

00:01:39:08 - 00:01:42:02

Unknown

82 robots in the field in 2026.

00:01:42:02 - 00:01:42:23

Unknown

We don't run around

Video Scripts - 6

00:01:43:02 - 00:01:48:08

Unknown

talking to everybody how great everything is. Before they built it, we built it and then we talk about

00:01:48:10 - 00:01:50:02

Unknown

I think we've built something amazing.

00:01:50:02 - 00:01:53:22

Unknown

And I think I've got a team here that runs through walls on a regular basis,

00:01:53:23 - 00:02:01:23

Unknown

Greenfield is not just robots running on ag fields. Greenfield is a system change over time to our entire food system.

00:02:01:23 - 00:02:08:01

Unknown

So it starts with solving the root fundamental problem in the field, but it ends somewhere completely different

00:02:08:06 - 00:02:13:16

Unknown

We are here to change the entire farming and food system.

Video Scripts - 7

VIDEO - DAHL

00:00:00:07 - 00:00:27:15

Unknown

It takes vision to see the future. Wayne Gretzky, the greatest hockey player ever. It was described that good hockey players go to where the puck is. Wayne Gretzky went to where the puck was going to be. That was a description of him. I think for anyone looking at Greenfield, there needs to be a conviction that this is where things are moving, and I have the privilege of being a part of something that is moving into direction that I like.

00:00:27:16 - 00:00:40:27

Unknown

That's my simple advice to somebody, whether it's crowdfunding or somebody looking at a major investment, being part of something that is a chance to be transformational for agriculture.

VIDEO – GRANDFARM

00:00:00:00 - 00:00:04:10

Unknown

Good morning. My name is John, man. I'm the startup investor program manager here at grandfather.

00:00:04:14 - 00:00:23:05

Unknown

Grandfather is a nonprofit based in Fargo, North Dakota, and our goal is to solve challenges in agriculture with applied technology through an ecosystem approach. So we work with startups, corporations, university researchers, investors, government, all with the goal of bringing solutions to market that will solve the largest problems for growers.

Video Scripts - 8

00:00:23:10 - 00:00:30:02

Unknown

Honestly, I thought it was it was absolutely wild. I mean, I think it's a concept that's becoming a little bit more popular, but to see

00:00:30:02 - 00:00:37:11

Unknown

the really strong branding with the yellow robots moving through the field autonomously and solving a major challenge challenge that faces growers in this region.

00:00:37:11 - 00:00:53:24

Unknown

So herbicide resistant weeds is one of the major, major challenges that conventional growers are facing here. And so to have a tool that can solve problems for these conventional growers, but also bring about the ability to try new practices and really change the way that we farm.

00:00:53:27 - 00:01:11:04

Unknown

We're incredibly excited for the Greenfield trial, I think for two reasons. Number one, autonomy. So, yeah, you know, as we look at challenges with labor force, this is a real potential solution to to solve some of those issues. So that's on one side we get really excited for the autonomy. And and from my perspective, the data collection,

00:01:11:04 - 00:01:20:08

Unknown

the ability to be able to drive through the rows, you've got all this fantastic capability to collect a ton of imagery, attach other sensors to the robot.

00:01:20:08 - 00:01:23:00

Unknown

And so I think the the autonomy piece is incredibly exciting,

Video Scripts - 9

00:01:23:02 - 00:01:38:17

Unknown

also just the change in practices that this technology will be able to bring. You know, cover cropping isn't super common in the Red River Valley has, as we discussed, short timing. It can make it a little bit more challenging. And so as we look at these new practices, new ways to grow, I think that's really exciting.

00:01:38:18 - 00:01:55:17

Unknown

That combination of being able to bring practices that are going to reduce erosion, increase water infiltration, hopefully increase yields or increase profitability of the farmer. Ultimately, you know, I think that could be a real game changer for the Red River Valley and for North Dakota as a whole.

00:01:55:19 - 00:01:59:13

Unknown

Yeah, yeah. Listen, you guys do some pretty innovative stuff up here.

00:01:59:13 - 00:02:17:29

Unknown

So I think there's a lot. We'll gather from this as well, you know, and every settings a little bit different now I think sometimes it's overstated how different farms are. I think there's more similarities and differences regardless of where you are geographically. Clay is clay and sandy sand. But there are differences when you start combining all the variables.

00:02:17:29 - 00:02:20:12

Unknown

And so I'm excited about that.

Video Scripts - 10

00:02:20:15 - 00:02:22:06

Unknown

it's a great opportunity for us.

00:02:22:06 - 00:02:39:00

Unknown

And I'm going to elaborate on this a little bit. I think, you know, with Howard Doll's involvement. So it is how we came to know about what was going on here. I had no idea. And I met Howard and we've come up here. And I was kind of shocked. I was here the day you guys celebrated your opening, right?

00:02:39:01 - 00:03:15:01

Unknown

I had no concept. And and I think seeing this kind of support and the history in this area, I don't think people understand how much innovation in AG and even construction, if you include bobcat in the discussion, has actually originated here in Fargo, right? Like, I think everyone thinks of the movie and it's a cold place, but actually a tremendous amount of innovation, electronics, a lot of the technology, I believe that we see that already exists in AG, which is a tremendous amount of technology that people underestimate.

00:03:15:03 - 00:03:36:15

Unknown

A lot of it came from here, right? Yeah. I mean, you've got bobcat, you've got type machinery. You know, the skid steer, I believe, was invented by some turkey farmers in Minnesota. And so, you know, there's there's a rich history of innovation here, great adoption of technology. But this is I mean, this is wildly different. We're used to big machinery, especially as you get further west.

Video Scripts - 11

00:03:36:16 - 00:04:00:05

Unknown

You've got really, really large machinery. So shifting to something that is a lot smaller and swarm farming is kind of a radical change to how we farm. But, you know, I think momentum is being built behind this type of model. And so this is a great place, great opportunity to prove that it works. And hopefully these growers in the region are going to be the first ones to really uptake it and validate it.

00:04:00:10 - 00:04:10:09

Unknown

the fact that you guys want to be here for multiple years and you want to see the impact that it's going to have, I think that's incredibly exciting because this this is tough ground to work with, this, this specific field that we're on.

00:04:10:09 - 00:04:20:17

Unknown

And so getting to track those changes over time, collect a ton of data. You know, it'll be strong proof that growers can adopt these practices and and have a tool that's going to make it easier.

00:04:20:24 - 00:04:35:21

Unknown

this season is going to be incredibly exciting. I've been around Grand Farms since 2020 and working for the last about two and a half years, and every season has been, you know, a step forward, learning about lots of new challenges, deploying new technologies ourselves, getting new startups.

00:04:35:21 - 00:04:59:13

Unknown

And so, you know, we've had a hand, we've got a couple that are coming back for their third year testing on the farm. So that's really exciting. It's been a lot of biologicals and bio stimulants, which you know, our a hot topic with high fertilizer prices. But this year was really the year of autonomy. You know, last year we had some cool tillage demonstrations, but nothing that was really end to end autonomy or, you know, really significant operations on the farm.

Video Scripts - 12

00:04:59:13 - 00:05:25:19

Unknown

And so, you know, as we get Greenfield out here and some others, I think it's really exciting to see the impact that they're going to have, what their plots actually look like towards the end of the season, and really have it represented through the entire growing season, as opposed to some someone off demos. So as we get into the season, into our events, it's going to be really exciting to watch the crop come up, see the management differences, because there's a lot of different ways that we manage on the farm.

00:05:25:25 - 00:05:28:04

Unknown

So it's going to be a really, really unique season.

00:05:28:04 - 00:05:56:10

Unknown

Grant farm is an open and neutral platform. So, you know, we'll we'll work with any, any technology, any company that wants to come to North Dakota and bring benefits to farmers. Ultimately, I'm very supportive of this mission personally. You know, I have Parkinson's in my family, so it's something that I'm thinking about all the time. And so for for the farmers, you know, for the consumers that want food products that don't have chemicals used, I think this is a really big deal regardless.

00:05:56:11 - 00:06:21:12

Unknown

I mean, the chemicals that we have that we do have, you know, not not all of them have efficacy anymore. They're not as effective. It's a tool that's becoming less useful for our farmers. So any alternative that can be developed, that can do as good of a job or get close to their that's what we're looking for. But ultimately, I think it's something that we haven't had represented at Grant farm for the last 3 or 4 years.

Video Scripts - 13

00:06:21:13 - 00:06:32:06

Unknown

And so I think it's really exciting to have these diverse perspectives that might not be quite as mainstream or haven't been quite as mainstream. And to prove it out that it works here, I think, is incredibly

00:06:32:09 - 00:06:43:14

Unknown

In our case, over time. Now the idea is you keep the plot and we can not only see what happened on a year over year, but we could see soil health changes. We could see what comes from that maybe reduction fertilizer, a few years in that kind of stuff.

00:06:43:18 - 00:06:51:09

Unknown

So with Greenfield, I see so much potential. You know, we have a lot of companies that will come and do one off trials, and that's fantastic.

00:06:51:10 - 00:07:13:08

Unknown

We want to see that the products work. We want to show farmers that there's options out here with Greenfield. I think we almost get everything that we want. You know, innovative practices, innovative technology in a local presence. I think that as I've worked with startups over the years here, you can pretty quickly tell who's really in it. They care about the farmers, they care about the region.

00:07:13:08 - 00:07:35:15

Unknown

They care about the community. And so Greenfield has started working on manufacturing in Fargo, building some units. And so the the way we look at that long term is if you can bring new practices, increase profitability, sustainability for growers and also create jobs in the region. Yeah. You know, that's what that's the perfect case for Grant farm. That's exactly what we're looking for.

Video Scripts - 14

Ad:

MESSAGE

Most corn and soybean fields in the U.S. are weed controlled with toxic chemical sprays. Those chemicals drift. They get into soil, water, and food. It doesn’t have to be that way.

Greenfield Robotics makes autonomous robots that cut weeds with centimeter accuracy — no herbicides needed.

You can back them before the round opens. Reserve now for a loyalty bonus when you invest.

Greenfield Robotics is Testing The Waters under tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

Greenfield Robotics builds autonomous robots that can eliminate the need for herbicides from many American farms. Six years in the field. Sixteen states. Manufacturing partnership with Amity Technology. Join the movement to reduce chemical dependence through scalable farm automation.

Reserve your spot.

Greenfield Robotics is Testing The Waters under tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

HEADLINE: The End of Herbicides is Autonomous

MESSAGE

Clint Brauer is a third-generation farmer from Kansas. He grew up watching his father work the fields the way every Midwestern farmer does: spraying herbicides on thousands of acres to keep weeds from killing the crop.

His father developed Parkinson's.

Clint isn't alone in that. Talk to farming families in Kansas, Iowa, or Nebraska, and you'll probably hear a version of the same story. Parkinson's rates across the Midwest have been climbing for years. The chemical companies say it's not them. The lawsuits say otherwise.

With $187.5 million already paid in early settlements and thousands more cases pending, herbicide makers are facing the consequences of suppressing what they knew about Paraquat and Parkinson's disease for years.

Clint didn't file a lawsuit. He built a robot.

The robot cuts weeds with centimeter accuracy, guided by drone mapping, without a drop of herbicide. It works 24 hours a day. It damages less than 1% of crops -- compared to the 4.5%

MESSAGE

Greenfield Robotics has been running robots on farms for six years. We've signed over $1M in contracts for 2026 deliveries. Rodale Institute, the organization that defined "organic farming," is already using the technology. The investment round opens soon. Reserve before we launch. You'll get a loyalty bonus when you invest. Greenfield Robotics is Testing The Waters under tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

MESSAGE

The first wave often gets the biggest advantages. Reserve your interest in Greenfield Robotics today and unlock special supporter benefits available before the offering opens. Learn why farmers across multiple states are already putting Greenfield robots to work.

Greenfield Robotics is Testing The Waters under tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

MESSAGE

The man behind modern farm equipment is betting that autonomous robots will replace chemicals. With Howard Dahl’s investment and partnership, Greenfield Robotics just went from building robots in a Kansas barn to manufacturing with the most decorated family in agricultural machinery history.

Reserve before we launch to get a special loyalty bonus when you invest.

Greenfield Robotics is Testing The Waters under tier 2 of Regulation A. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

Business Website Header:

=

Greenfield Robotics: TTW Press Release

PRESS RELEASE

Word Count: 400-500	POV: 3rd Person	Tone: Business Formal

Greenfield Robotics Opens Reservations for Reg A+ Raise; Early Backers Receive 10% Bonus Shares

Subhead: One sentence that provides further info about the news, to hook the reader.
Kansas-founded autonomous farm robotics company is sold out for the 2026 season, has been running in fields for six years, manufactures with the family behind the skid steer and the air drill, and counts Chipotle, Rodale Institute, and more than 2,600 individual investors among its backers.

Lenexa, Kansas – May 26, 2026 — Greenfield Robotics has opened reservations for its upcoming Regulation A+ offering on StartEngine. Investors who reserve shares during the Test the Waters period will receive a 10% bonus share allocation when the offering goes live, with stackable bonuses available up to 20%.

The company exists to get chemical herbicides off American farms. Its BOTONY™ field robots replace glyphosate, paraquat, and the other herbicides that have dominated row-crop production for four decades.

The reservation window opens after a previously oversubscribed Reg CF round earlier this year, six years of in-field operation, more than $1 million in cumulative revenue, and a new manufacturing partnership that catapults technology development for large-scale commercial deployments.

The mission: clean food, healthy farmers, living soil

Most farmers do not want to spray. They rely on glyphosate because it is the cheapest, most predictable way to kill weeds at scale. That math has poisoned the people doing the work and the ground they depend on; more than 6,000 active lawsuits are piling up against paraquat manufacturers. Settlements have already crossed $187.5 million. The global herbicide market is worth roughly $39.5 billion annually and is projected to continue growing.

Greenfield gives farmers another option. The updated version of BOTONY™ robots uses computer vision and GPS to perform mechanical weeding, planting, mulching, cover crop seeding, and under-canopy feeding. One platform, six operations, zero chemicals.

Founder Clint Brauer puts it plainly: "Our mission at Greenfield is pretty straight ahead, and it's to get chemicals out of food and agriculture. It starts at the field, and it goes all the way to grocery stores eventually."

Built by a farmer who lost his father

Brauer is a third-generation Kansas farmer. He started Greenfield in 2018 after his father, Tony, developed Parkinson's, a disease repeatedly linked in peer-reviewed studies to long-term exposure to the herbicides every American farmer was told they had to spray.

The flagship robot is named BOTONY™. Look at the letters: T-O-N-Y. That is for Tony Brauer.

A manufacturing partner the industry knows by reputation

Howard Dahl runs Amity Technology out of Fargo, North Dakota. His family invented the skid steer. They built the air drill that plants close to a billion acres worldwide. They scaled the large tractors that run the Northern Plains.

Today Amity produces Greenfield's robots in a dedicated facility backed by a $500,000 North Dakota state grant. Dahl is both a manufacturing partner and a personal investor.

No competing weeding robotics company on the market has this kind of partnership. Other startups are running pilots and demos. Greenfield is shipping production hardware built by the people who built mechanized American farming.

Commercial traction

BOTONY™ is deployed on working farms in 16 states. The 2026 season sold out. Reservations for 2027 are open. The company has booked more than $1 million in signed 2026 delivery contracts.

Sweet corn grown with BOTONY™ robots reached Whole Foods store shelves last season. Rodale Institute, the organization that defined modern organic standards worldwide, purchased a robot for the 2026 season. Chipotle invested through its Cultivate Next venture fund. Mid Kansas Cooperative, a regional co-op with 11,000 member farmers, invested and onboarded BOTONY™ as a fleet service across its operations. The Kansas Department of Commerce backed the company.

KingsCrowd Capital, the venture fund affiliated with equity crowdfunding research and ratings firm KingsCrowd, also invested in Greenfield. KingsCrowd's analyst team publishes ratings and research reports on hundreds of online private offerings each year.

More than 2,600 individual investors have already bought in across two prior crowdfunding rounds. The most recent round closed oversubscribed.

The USDA launched the National Proving Grounds Network for AgTech last year. For robotics validation, the agency picked one site: Grand Farm in North Dakota. Greenfield's robots are running there this season.

A national conversation moving in the same direction

U.S. Secretary of Health and Human Services Robert F. Kennedy Jr. recently delivered the keynote at the inaugural American Regeneration Conference in Bandera, Texas, where he said the country should incentivize transitions to regenerative and less chemically intensive farming. The two-day event, sponsored by Sovereignty Ranch, regenerative agriculture publisher Acres U.S.A., and American Regeneration, drew about 200 farmers, ranchers, and health and policy advocates. Brauer was among the speakers.

The ag robotics market is projected to grow from $14.74 billion in 2024 to $48.06 billion by 2030.

How to reserve

Reservations are open now at the company's StartEngine page. The Test the Waters period grants 5% bonus shares to any investor who reserves before the live raise. A loyalty bonus for prior investors, reservation holders, customers, and brand ambassadors adds another 10%. StartEngine Venture Club members receive an additional 10%. Stackable bonuses are capped at 20%.

Disclaimer: Greenfield Robotics is Testing the Waters under Tier 2 of Regulation A+. No money or other consideration is being solicited, and if sent in response will not be accepted. No offer to buy the securities can be accepted, and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance is given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Reserving shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.

Contact

Nakita DiGuardi

Head of Marketing

Greenfield Robotics

invest@greenfieldrobotics.com

310-469-8921

Lenexa, Kansas